Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2017 (except Note 18, as to which the date is August 2, 2017), with respect to the consolidated financial statements of The New Home Company Inc., in the Registration Statement (Form S-4) and Prospectus for the registration of $325,000,000 of 7.250% Senior Notes due 2022.

/s/ Ernst & Young LLP

Irvine, California
August 2, 2017